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                                                                      EXHIBIT 11

                                                    CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

                                                      COMPUTATION OF NET INCOME PER COMMON SHARE

                                            FOR THE QUARTERS ENDED FEBRUARY 28, 1994 AND FEBRUARY 28, 1993


                                                                        February 28, 1994                                 February 2
   Net income per common
     equivalent share:                                                                     Fully                               Fully
                                                                    Primary               Diluted              Primary         Dilut
   Net income available to
     common shares                                         $5,741,233             $5,741,233           $2,951,847           $2,951,8

   Adjustments:
     Assumed exercise of
     convertible debt                                           -----                  -----                -----              651,0

   Net income available to
   common and common
   equivalent shares                                       $5,741,233             $5,741,233           $2,951,847           $3,602,8
   Shares:

   Weighted average common
     shares outstanding                                    15,948,785             15,948,785           11,638,649           11,638,6

   Adjustments:

     (1) Assumed exercise of
         stock options                                        180,251                180,251                -----                ---
     (2) Assumed exercise of
         convertible debt                                       -----                  -----                -----            3,293,0
     (3) Assumed exercise of
         incentive stock
         options                                              246,360                246,360              140,573              140,5

   Total shares                                            16,375,396             16,375,396           11,779,222           15,072,3
   Net income per common share                              $.35                   $.35                 $.25                 $.24

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